Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES RECORD REVENUES AND RECORD EARNINGS

NORCROSS, GA. (April 5, 2006) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal third quarter ended February 28, 2006.

Revenues for the fiscal third quarter were a record $47.1 million, up 24% from $38.0 million in the same period last year. The $9.1 million increase was primarily the result of price increases. Gross margin improved during the quarter to a record 68.2% up from 63.1% in the prior year quarter.

Net income for the third quarter was $11.7 million, up 81% from $6.5 million for the same quarter last year. Diluted earnings per share totaled $0.25 on 47.1 million weighted average shares outstanding, up from $0.14 on 47.6 million weighted average shares outstanding for the same period last year. In addition to higher sales and gross margins net income for the third quarter was positively impacted by the reversal of a $1.0 million bonus accrual recorded in the first and second quarters, and by a decrease of $1.0 million in legal fees as compared to the same period last year.

Sales of instruments were $3.6 million in the third quarter of fiscal 2006, an increase from $3.4 million in the fiscal 2005 third quarter. Most instrument sales in the United States are recognized over the life of the underlying reagent contract, which is normally 5 years. In the quarter ended February 28, 2006 approximately $1.5 million of instrument sales were deferred in this manner. As of February 28, 2006, deferred instrument revenues, including deferred service revenues, totaled $13.3 million.

Reagent gross margin grew to 74.0% during the third quarter of fiscal 2006 compared to 69.7% in the same period last year. The previously mentioned price increases and improved manufacturing efficiencies were responsible for this improvement.

“We are extremely pleased with our quarterly and year-to-date results,” said Edward L. Gallup, Chairman and Chief Executive Officer. “All-time highs were achieved in revenues, gross margin, income from operations, and net income for both the three-month and the nine-month periods ended February 28, 2006. This quarter marked the ninth consecutive quarter of record revenues.”

Dr. Gioacchino De Chirico, President said, “We take great pride in the continuing efforts of our employees to reduce costs and increase margins while generating record revenues each quarter. We remain focused on reducing manufacturing costs and executing our three year plan to increase our gross margin to over 70%.”

Commenting further, Dr. De Chirico stated, “Based on the very positive customer reaction to our planned launch of the EchoTM in the United States and Europe in the third quarter of fiscal 2007, we believe we can achieve market share gains and revenue growth through continued Galileo placements and the launch of the EchoTM. As of February 28, 2006 the Company had received purchase orders for a total of 339 Galileo instruments worldwide (an increase of 41 in the quarter): 222 in Europe, 115 in North America and 2 in Japan.”

Commenting further, Dr. De Chirico stated, “As of February 28, 2006, 263 Galileo instruments were generating reagent revenues, an increase of 24 in the quarter.”

Selected Highlights

-Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture technology, increased $8.2 million, or 32%, from $25.8 million in the third quarter of 2005 to $34.0 million in the third quarter of 2006. Sales of Capture products increased approximately $0.7 million to $8.6 million, an 8% increase over the prior year quarter. Human collagen sales increased approximately $0.1 million to $0.8 million, an 8% increase over the prior year quarter.

-For the current fiscal year-to-date, sales of traditional reagent products were $96.9 million compared with $69.5 million in the prior year period, an increase of 39%. Capture product sales increased approximately $3.9 million to $24.9 million, an increase of 19% over the comparable 2005 period. Human collagen sales were $3.0 million for the nine months ended February 28, 2006 an increase of $0.7 million over the prior year period.

-The gross margin on traditional reagents was 71.7% for the current quarter, compared with 65.6% in the prior year quarter. The increase in gross margin is primarily due to price increases in the United States. The gross margin on Capture products was 83.2% for the current quarter, compared with 82.9% in the prior year quarter. The gross margin on human collagen sales was 24.7% during the quarter, compared with 29.9% in the prior year quarter. Gross margin for reagents and instruments was positively impacted by $0.3 million of the bonus accrual reversal allocated to cost of sales.

-Sales of instruments were $3.6 million in the third quarter of 2006 compared to $3.4 million in the third quarter of 2005. The gross margin on instruments, including the impact of the cost of providing service, was 11.0% for the current quarter, compared to 6.0% for the same quarter last year. Instrument gross margin in the current quarter was adversely impacted as $1.5 million of revenues from 10 instrument sales were deferred in the quarter while the entire cost of sales of $0.8 million relating to those 10 instruments was expensed in the quarter.

 -The effect on revenues of the change in the Euro exchange rate was a decrease of $913 thousand for the third quarter of 2006 as compared with the prior year quarter. The effect on net income of the change in the Euro exchange rate was a decrease of $24 thousand in the current quarter ended February 28, 2006.

-Distribution expenses decreased by $136 thousand in the third quarter and selling and marketing expenses increased by $246 thousand as compared to the prior year quarter. Our new Japanese joint venture was responsible for a $0.7 million increase in selling and marketing expenses partially offset by $0.2 million of the bonus accrual reversal allocated to sales and marketing. General and administrative expenses decreased by $1.2 million for the third quarter of 2006 as compared to the prior year quarter, due to lower legal and audit fees of $1.1 million and $0.3 million of the bonus accrual reversal allocated to general and administrative, partially offset by $0.3 million associated with our new Japanese joint venture.

-Research and development expenses were $0.9 million in the third quarter, down 13% from the prior year quarter, and were positively impacted by $0.2 million of the bonus accrual reversal allocated to research and development. Spending on the development of the Galileo EchoTM, our new third generation instrument targeted for the small to medium-sized hospital market, was $127 thousand in the third quarter, a decrease of $290 thousand from the same period last year.

-Operations continue to generate strong cash flow. Cash, cash equivalents and marketable securities totaled $40.6 million at the end of the current quarter compared to $36.4 million at the end of the prior quarter and $39.1 million at May 31, 2005. During the quarter the Company repurchased 310,800 shares of its Common Stock at a total cost of $7.4 million under its stock repurchase program.

2006 Updated Guidance

The following guidance reflects Immucor’s expectations as of April 5, 2006 and is being provided so that the company can discuss its future outlook during its upcoming conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ from management’s expectations.

The company expects revenues for the fiscal year ending May 31, 2006 to range from $180.0 million to $183.0 million, an increase of approximately 24% to 26% over fiscal 2005 revenues. Gross margin is expected to be in the range of 65% to 66%. Net income is expected to be in the range of $38.3 million to $40.6 million, an approximate 62% to 70% increase over fiscal 2005. We expect to generate earnings per diluted share in the range of $0.81 to $0.85 for the fiscal year. We base our projections on our history of operations and experience, the recurring nature of a significant portion of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection with respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the continuing sales of the Galileo instrument in North America and Europe, and the reagent growth associated with these instrument placements.

Immucor, Inc. will host a conference call April 6, 2006 at 8:30 a.m. (EDT) to review these results. Investors are invited to participate in this conference call with Edward L. Gallup, Chairman and Chief Executive Officer; Dr. Gioacchino De Chirico, President; and Patrick Waddy, Chief Financial Officer. The call will focus on the results for the third quarter, general business trends, and the Company’s outlook for the remainder of fiscal 2006. This earnings release will be posted on Immucor’s website, as well as any financial information that may be discussed by Messrs. Gallup, De Chirico or Waddy during this call that is not contained in the earnings release. Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website. To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.”

To participate in the telephone conference call, dial 1-888-889-2036, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on April 6, 2006 by calling 1-866-505-9259. Beginning April 13, 2006, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future. Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents; product development or regulatory obstacles including delays in completing the development of the Echo; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; changes in demand for the Company’s human collagen product; the ability of the Company’s Japanese subsidiary to attain expected revenue; gross margin and net income levels; the outcome of any legal claims known or unknown; delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay the move; higher than expected closure costs; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	February 28, 2006	February 28, 2005	February 28, 2006	February 28, 2005

NET SALES	$47,090	$37,982	$133,550	$102,725

COST OF SALES	14,956	14,005	46,179	42,114

GROSS PROFIT	32,134	23,977	87,371	60,611

OPERATING EXPENSES
Research and development	938	1,079	3,401	3,321
Selling and marketing	5,141	4,895	15,550	13,172
Distribution	1,971	2,107	5,753	5,999
General and administrative	4,797	5,971	15,507	12,737
Restructuring expenses	122	—	2,579	—
Amortization expense and other	86	(106)	254	597
Total operating expenses	13,055	13,946	43,044	35,826

INCOME FROM OPERATIONS	19,079	10,031	44,327	24,785

OTHER INCOME (EXPENSE)
Interest income	182	151	598	399
Interest expense	(93)	(188)	(435)	(513)
Other income (loss)	(280)	346	(352)	627
Total other	(191)	309	(189)	513

INCOME BEFORE INCOME TAXES	18,888	10,340	44,138	25,298
PROVISION FOR INCOME TAX	7,167	3,880	16,357	9,679
NET INCOME	$11,721	$6,460	$27,781	$15,619

Earnings per share:
Per common share - basic	$0.26	$0.14	$0.61	$0.35
Per common share - assuming dilution	$0.25	$0.14	$0.58	$0.33

IMMUCOR, INC. Selected Consolidated Balance Sheet Items (Amounts in thousands)

	February 28, 2006	May 31, 2005
	(Unaudited)

Cash	$38,607	$37,108
Accounts receivable - trade	39,837	34,630
Inventory	20,415	21,836
Total current assets	106,200	100,882
Property and equipment - net	23,152	23,035
Total assets	172,356	157,613

Current portion - long-term debt, capital leases and lines of credit	—	4,617
Accounts payable	7,407	8,028
Total current liabilities	27,550	29,937
Long-term debt, capital leases and lines of credit	—	2,991
Other liabilities	15,710	7,253
Shareholders’ equity	129,096	117,432